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                                                                     EXHIBIT 4.2



                                  ADAPTEC, INC.

        This First Amendment (the "FIRST AMENDMENT") to the Second Amended and Restated Rights Agreement dated December 5, 1996 (the "RIGHTS AGREEMENT") between Adaptec, Inc., a California Corporation, ("ADAPTEC CALIFORNIA") and ChaseMellon Shareholder Services, LLC ("CHASEMELLON"), as Rights Agent, is entered into as of March 12, 1998 by Adaptec, Inc., a Delaware Corporation ("ADAPTEC DELAWARE"), and Chase Mellon.

        WHEREAS, Adaptec California and Chase Mellon have previously entered into the Rights Agreement;

        WHEREAS, Effective as of the date of this First Amendment, Adaptec California has merged with and into Adaptec Delaware (the "MERGER"), with Adaptec Delaware as the surviving corporation in the Merger pursuant to an Agreement and Plan of Merger, dated as of February 23, 1998, between Adaptec California and Adaptec Delaware; and

        WHEREAS, Pursuant to the Merger each outstanding share of common stock of Adaptec California has been converted into one outstanding share of common stock of Adaptec Delaware;

        WHEREAS, Section 27 of the Rights Agreement provides that it may be amended prior to a Distribution Date at the direction of Adaptec California without approval of the holders of the Rights; and

        WHEREAS, pursuant to Section 28 of the Rights Agreement, Adaptec Delaware is the successor to Adaptec California.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adaptec Delaware and ChaseMellon hereby agree as follows:

        1. For the purposes of this First Amendment, except as otherwise herein expressly provided or unless the context otherwise requires the capitalized terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Rights Agreement.

        2. Adaptec Delaware hereby represents that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        3. Adaptec Delaware hereby assumes all of the rights and obligations of Adaptec California under the Rights Agreement. From and after the effective time of the Merger, the Rights shall be exercisable for shares of Series A Preferred Stock of Adaptec Delaware on the same terms and conditions (and subject to the same adjustments under the Rights Agreement) as the Rights were exercisable for shares of Series A Preferred Stock of Adaptec California prior to the effectiveness of the Merger, and on and after the effective time of the Merger references in the Rights Agreement to "Preferred Shares" shall be deemed to be references to the Series A Preferred Stock of Adaptec



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Delaware, references to Common Shares shall be deemed to be references to the
Common Stock of Adaptec Delaware, and references to the "Company" shall be deemed to be references to Adaptec Delaware.

        4. ChaseMellon accepts the amendment of the Rights Agreement effected by this First Agreement and agrees perform its duties under the Rights Agreement, as hereby amended.

        5. This First Amendment shall form a part of the Rights Agreement for all purposes, and every holder of Rights heretofore or hereafter shall be bound hereby.

        6. This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.


        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.


Adaptec, Inc.                            ChaseMellon Shareholder Services, LLC
a Delaware Corporation


By:                                      By:
   ------------------------------------     ------------------------------------
   Paul Hansen                              Name:
   Chief Financial Officer                  Title:



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